                                                             Page 12 of 18 Pages

                                                                       EXHIBIT 2

                             GEORGE E. NORCROSS, III
                             JOSEPH J. ROBERTS, JR.
                               PHILLIP A. NORCROSS
                                  P.O. BOX 1440
                           CHERRY HILL, NJ 08034-0058
                                 (856) 424-4265


December 27, 2000

William A. Schwartz, Jr.
Chairman, President and Chief
  Executive Officer
U.S. Vision, Inc.
1 Harmon Drive
Glen Oaks Industrial Park
Glendora, New Jersey  08012

            Re: Proposed Acquisition of U.S. Vision, Inc.
                -----------------------------------------

Dear Mr. Schwartz:

     In accordance with the terms set forth in this letter (this "Letter"), I propose, directly or through an entity to be formed by the Norcross/Roberts group ("Buyer"), to purchase all of the outstanding shares of capital stock (the "Shares") and options currently exercisable for Shares of U.S. Vision, Inc. ("USV") held by its stockholders and option holders, on the terms and conditions set forth below.

     1. DESCRIPTION OF THE TRANSACTION. Buyer or a subsidiary of Buyer would acquire all of the Shares, free and clear of all liens, encumbrances, restrictions and obligations of any kind whatsoever, pursuant to a cash merger transaction (the "Transaction").

     2. THE TERMS OF THE TRANSACTION.

          A. CONSIDERATION. The purchase price per share of issued and outstanding capital stock of USV shall be $4.50, payable in cash at closing (the "Closing"). In addition, options to acquire shares of USV capital stock shall be purchased by the Buyer for the amount by which $4.50 exceeds the exercise price of each of such options, multiplied by the number of options to purchase capital stock of USV. This proposal is based on the schedule of outstanding options and warrants, including number, exercise price and vesting information, previously delivered to me being true and correct.

          B. SHARES ISSUED AND OUTSTANDING. At the Closing, (i) approximately 7,802,942 shares of USV common stock, par value $.01 per share, shall be issued and outstanding, plus any shares of USV common stock issued upon the exercise of employee stock options after the date of this Letter and prior to the Closing, and (ii) in the money options to acquire an aggregate of approximately 869,872 shares of USV common stock shall have been granted and are outstanding, less any options exercised prior to the Closing and included in subsection (i) above.


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                                                             Page 13 of 18 Pages

Letter of Intent
Page 2


     3. DEFINITIVE AGREEMENT. Buyer and USV will use their respective best efforts to negotiate in good faith and enter into a definitive agreement (the "Agreement") on terms consistent with this Letter, which Agreement will be drafted by Buyer. The Agreement shall contain such terms, conditions and provisions as are customary for a transaction of this type including, but not limited to, representations and warranties given by USV regarding its operations, assets and liabilities, as well as covenants and other agreements.

     4. CONDITIONS TO CLOSING. The execution of the Agreement and the Closing of the transaction will be subject to customary terms and conditions, including the following:

          A. CONDUCT OF BUSINESS. For that period of time commencing on the date of this Letter and ending upon the date of the execution of the Agreement, USV will conduct its business and affairs in the ordinary course, consistent with past practices, and will not without the prior written approval of Buyer, engage in any activity or enter into any transaction which is not consistent with the past practices of USV, nor make any capital expenditures or increase the compensation of any director, officer or employee in excess of 5% the over last fiscal year. Further, prior to the execution of the Agreement, USV will use its reasonable best efforts to preserve and keep intact the business organization of USV, to keep available to USV the services of its present employees, and to preserve for USV and Buyer, the goodwill of the partners, customers, suppliers, creditors and others having business relations with USV.

          B. STOCKHOLDER APPROVAL. Following the execution of the Agreement, USV shall as promptly as practical submit the Transaction to its stockholders for approval. Those stockholders party to this Letter and Buyer and its stockholders hereby covenant and agree to vote all shares held or controlled by them in favor of the Transaction, which shares represent, in the aggregate, approximately 78.7% of the Company's outstanding common stock.

          C. HSR, SEC, CONSENTS, AND PERMITS. The expiration of all applicable waiting periods under the Hart-Scott-Rodino Anti-Trust Improvements Act ("HSR") or the determination by the parties that no HSR filing is required, and the receipt of all state and federal permits necessary to operate the business on substantially the same basis as USV operates the business. Buyer shall further have received any consents and permits necessary for it to operate USV's business consistent with past practices. USV shall, as soon as practical after the execution of the Agreement, file a preliminary proxy statement pursuant to Schedule 14 of the Rules and Regulations of the Securities and Exchange Commission ("SEC") and when permitted mail such proxy statement to the stockholders of USV entitled to vote upon the Transaction, accompanied by the board of directors' recommendation that the stockholders of USV vote in favor of the Transaction.

          D. COMPLIANCE WITH TERMS. The compliance with the other terms of this Letter, including without limitation, exclusivity, due diligence, publicity and confidentiality.

          E. CONTRACT RENEWALS. JC Penney and Cole Vision shall have entered into or otherwise agreed to renew their respective contracts with USV for a period of at least 5 years,

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                                                             Page 14 of 18 Pages

Letter of Intent
Page 3

     commencing on the date of such renewal, and JC Penney shall have consented or agreed to consent to the Transaction.

          F. FINANCING. Buyer shall have obtained financing necessary consummate the Transaction on terms satisfactory to Buyer in its sole discretion.

          G. NO MATERIAL ADVERSE CHANGE. There shall not have occurred any material adverse change in the business, operations, prospects, financial condition, assets or liabilities of USV.

          H. NO LITIGATION. There shall not be any pending or threatened litigation which has a reasonable likelihood of preventing the consummation of the Transaction.

          I. DISSENTING STOCKHOLDERS. Stockholders holding in the aggregate more than 5% of the common stock of USV shall not have exercised their dissenters' rights.

          J. DEPOSITS. On or before January 15, 2001, Buyer and USV shall have entered into an interest-bearing (at money market rates) escrow agreement with a state or national bank reasonably acceptable to Buyer and USV and Buyer shall have deposited in such escrow account the amount of $250,000 (the "Initial Deposit"). The Initial Deposit shall be disbursed as follows, all as more fully set forth in the escrow agreement: (i) to USV if Buyer advises USV that it is unable to obtain the financing set forth in Section 4(F) above; (ii) to Buyer if, prior to the execution of the Agreement, any of USV's filings with the Securities and Exchange Commission are found to contain a material misstatement of fact or failed to disclose a fact which renders any statements therein misleading, provided, however, that neither the Buyer nor its stockholders are the cause of such misstatement or failure to disclose; and (iii) to Buyer in the event that any condition set forth above (other than the condition set forth in Section 4(F) above) is not satisfied. Upon signing the Agreement, Buyer shall deposit an additional $250,000 with the escrow agent, to be distributed in the same manner as the Initial Deposit.

     5. EXCLUSIVITY. Before committing the substantial time and resources necessary to complete the Transaction, Buyer requires, and by signing this Letter below USV represents, warrants and agrees that USV is not currently a party to, and until the earlier of the failure to make the Initial Deposit, the disbursement of the Initial Deposit, the execution of the Agreement, or March 15, 2001, USV will not, either directly or indirectly, through any of its employees, officers, directors, or agents, solicit, negotiate or discuss or enter into, any discussions, agreements or understandings to sell all or substantially all of its assets or stock to any person or entity or provide any party with information about USV for the purpose of considering any such transaction, other than to Buyer; provided, however, that if at any time prior to the approval of the Transaction by the stockholders of USV, the board of directors of USV, in response to a written proposal that (a) was unsolicited or that did not otherwise result from a breach of this Section 5 and (b) is reasonably likely to lead to a superior proposal in the judgment of the board of directors, after consultation with outside legal counsel ("Superior Proposal"), may authorize USV to (i) furnish non-public information with respect to USV to the person making such proposal pursuant to a customary confidentiality agreement and (ii) participate in negotiations regarding such proposal. USV further agrees that if it receives any unsolicited proposals or indications of interest from any other party, it will promptly so advise Buyer and provide copies of any such inquiry upon receipt of any such proposal. In the event that USV does not consummate the Transaction by reason of receipt of a Superior Proposal, USV shall

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                                                             Page 15 of 18 Pages

Letter of Intent
Page 4

pay to Buyer an amount equal to $1.5 million, plus expenses incurred by Buyer in connection with the Transaction.

     6. DUE DILIGENCE. For that period of time commencing on even date herewith and ending upon the date of the execution of the Agreement, USV agrees to (a) provide Buyer and its representatives, during normal business hours, reasonable access to all of the properties, assets, books, agreements, commitments and records of USV; (b) furnish Buyer and its representatives with all such information concerning any of the affairs of USV as Buyer reasonably requests;
(c) use its reasonable efforts to cause the accountants to USV to make available to Buyer and its representatives all reasonably requested financial information relating to USV; and (d) provide such cooperation as Buyer and its representatives may reasonably request in connection with any audit or review of USV which Buyer may direct its representatives to make.

     7. PUBLICITY. No party to this Letter shall make any announcements, press releases or any public statement or disclosures to any third parties regarding the Transaction or the contents of this Letter without the prior written consent of the other party, except as required by law, in which case each party agrees to use reasonable best efforts to consult with the other before issuing any such announcement, press release or public statement. The parties agree that USV will, within one (1) business day of the execution of this Letter, issue a press release and file a Form 8-K with the SEC announcing the execution of this Letter in a form reasonably satisfactory to the Buyer.

     8. FEES AND EXPENSES. Except as set forth in Section 5, Buyer, USV and the stockholders party hereto will be responsible for their own fees and expenses in the negotiation of this Letter, the Agreement and the consummation of the Transaction, including, without limitation, all legal, accounting and consulting fees and expenses. In addition, the parties will share equally in the fees and expenses incurred in connection with the HSR filing referred to in Section 4(C).

     9. BINDING EFFECT. This Letter sets forth the general terms under which Buyer and USV would mutually agree to enter into the Transaction described herein and, as a result, does not contain all of the essential terms and conditions. Accordingly, except for the sections entitled "Exclusivity," "Deposits" and "Publicity" of this proposal, each of which are binding according to their terms, this Letter is not intended, nor shall it be construed as, a legally binding agreement of the parties.

     10. GOVERNING LAW. This Letter will be governed by and construed in accordance with the laws of the State of New Jersey.

     11. COUNTERPARTS. This Letter may be executed in one or more counterparts, each of which will be deemed an original, and any party hereto may execute any such counterpart, all of which, when taken together, will constitute one and the same instrument. Each party agrees to accept the facsimile signature of the other party hereto and to be bound by its own facsimile signature hereon.

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                                                             Page 16 of 18 Pages

Letter of Intent
Page 5

     Please sign and date this Letter in the space provided below and return a signed copy to the undersigned.

                                     Very truly yours,

                                     /s/ George E. Norcross, III
                                     ----------------------------
                                     George E. Norcross, III

ACCEPTED and AGREED to by USV
this 27th day of December, 2000

U.S. VISION, INC.


By: /s/ WILLIAM A. SCHWARTZ, JR.
    -------------------------------------------------
        William A. Schwartz, Jr.
        Chairman, President and Chief Executive Officer

ACCEPTED and AGREED to by the following stockholders this 26th day of December, 2000:

GROTECH CAPITAL GROUP, INC.


By: /s/ DENNIS J. SHAUGHNESSY
    -----------------------------------------------------------
        Dennis J. Shaughnessy
        Managing Director

GROTECH CAPITAL GROUP IV, LLC


By: /s/ DENNIS J. SHAUGHNESSY
    -----------------------------------------------------------
        Dennis J. Shaughnessy
        Managing Director

GROTECH PARTNERS III, L.P.
By:  Grotech Capital Group, Inc., its general partner


By: /s/ DENNIS J. SHAUGHNESSY
    -----------------------------------------------------------
        Dennis J. Shaughnessy
        Managing Director

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                                                             Page 17 of 18 Pages

Letter of Intent
Page 6

GROTECH III COMPANION FUND, L.P.
By:  Grotech Capital Group, Inc., its general partner


By: /s/ DENNIS J. SHAUGHNESSY
    -----------------------------------------------------------
        Dennis J. Shaughnessy
        Managing Director

GROTECH III PENNSYLVANIA FUND, L.P.
By:  Grotech Capital Group, Inc., its general partner


By: /s/ DENNIS J. SHAUGHNESSY
    -----------------------------------------------------------
        Dennis J. Shaughnessy
        Managing Director

GROTECH PARTNERS IV, L.P.
By:  Grotech Capital Group IV, LLC, its general partner


By: /s/ DENNIS J. SHAUGHNESSY
    -----------------------------------------------------------
        Dennis J. Shaughnessy
        Managing Director

STOLBERG PARTNERS, L.P.
By:  SGMS, L.P., its general partner
By:  Stolberg Meehan and Scano Inc., its general partner


By: /s/ E. THEODORE STOLBERG
    -----------------------------------------------------------
        E. Theodore Stolberg

CONSTITUTION PARTNERS I, L.P.
By:  RKM Investment Company, its general partner


By: /s/  RICHARD K. MCDONALD
    -----------------------------------------------------------
         Richard K. McDonald
         Managing Partner


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                                                             Page 18 of 18 Pages

Letter of Intent
Page 7

M&M GENERAL PARTNERSHIP


By: /s/  RICHARD K. MCDONALD
    -----------------------------------------------------------
         Richard K. McDonald
         Managing Partner


   /s/   RICHARD K. MCDONALD
   -----------------------------------------------------
         Richard K. McDonald

RKM INVESTMENT COMPANY


By: /s/  RICHARD K. MCDONALD
   -----------------------------------------------------------
         Richard K. McDonald
         Managing Partner